Exhibit 28(p)(x)

PNC CAPITAL ADVISORS, LLC

PNC FUNDS

PNC ADVANTAGE FUNDS

Code of Ethics

Effective Date: January 1, 2016

Table of Contents

REQUIREMENT	3

POLICY	3

STATEMENT OF GENERAL PRINCIPLES	3

DEFINITIONS	5

REQUIREMENTS FOR ACCESS PERSONS	10

I. REPORTING	10
A. Approved Financial Institutions	10
B. Initial Reporting	10
C. Quarterly Transactions Reports	11
D. Annual Holdings Report	11
E. Exceptions from Reporting Requirements	12
F. Annual Certifications	12
II. PRECLEARANCE OF PERSONAL SECURITIES TRANSACTIONS	13
A. Preclearance Requirements	13
B. Preclearance Exemptions	14
C. Blackout Periods	14
D. Blackout Period Exemptions	14
III. PROHIBITIONS AND RESTRICTIONS	15
A. Prohibited Activities	15
B. Restricted Activities	17
C. Exemptions for Independent Trustees of the Funds	17
ADMINISTRATION OF THE CODE	18
A. Amendments to the Code	18
B. Written Report to the Board of Trustees of the Funds	18
C. Sanctions	19
RECORDKEEPING REQUIREMENTS	19

SUPERVISED AND ACCESS PERSON PROCEDURES	20

I. REPORTING PROCEDURES	20
A. Initial Reporting Process	20
B. Quarterly Reporting Process	20
C. Annual Reporting Process	21
II. PRECLEARANCE PROCESS	21
A. Covered Securities	21
B. IPOs and Limited Offerings	23

COMPLIANCE DEPARTMENT / CHIEF COMPLIANCE OFFICER PROCEDURES	24

I. DUTIES OF CCO TO ENFORCE THE CODE OF ETHICS	24
II. DETECTION OF VIOLATION	25
III. REPORTS OF THE CHIEF COMPLIANCE OFFICER	26

APPENDIX I	27

APPROVED FINANCIAL INSTITUTIONS	27

APPENDIX II	28

ANNUAL CERTIFICATION FORM	28

PCA Code of Ethics effective 1/1/2016	2

Requirement

An SEC-registered investment adviser is required to adopt a written code of ethics that establishes standards of business conduct and addresses conflicts that may arise from personal trading activities by the investment adviser’s employees.1 This Code of Ethics (the “Code”) has been adopted to satisfy these regulatory requirements, setting forth the fiduciary and ethical standards that govern our advisory practices. In addition, this Code establishes procedures for complying with this Code that follow certain industry best practices.

Policy

Business conducted on behalf of the Adviser and the Funds must be conducted in accordance with the highest fiduciary, legal and ethical standards.

Statement of General Principles

The following principles shall govern the conduct of employees of the Adviser and the Funds, including with respect to personal investment activities and the interpretation and administration of this Code:

(1)	The Adviser owes a fiduciary duty to Fund shareholders and Advisory Clients;

(2)	All personal securities transactions must be conducted consistent with this Code and in such a manner as to avoid actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility;

(3)	Supervised Persons should not take inappropriate advantage of their positions;

(4)	Supervised Persons must comply with applicable State and Federal Securities Laws, rules and regulations;

(5)	Supervised Persons must comply with all applicable compliance policies and procedures of the Fund and the Adviser; and

(6)	The Adviser is required to provide Supervised Persons a copy of the Code, including any amendments.

This Code supplements The PNC Financial Services Group, Inc. (“PNC”) policy on Personal Investment Transaction Rules for All Employees and the PNC Code of Business Conduct and Ethics (copies of each such policy is available on the PNC Intraweb). Each Supervised Person must observe those policies, as well as abide by the additional principles and rules set forth in this Code and any other applicable legal or policies and obligations. Each Supervised Person must certify to his or her understanding of his or her responsibilities under this Code at least annually.

[1]	See Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”).

PCA Code of Ethics effective 1/1/2016	3

Supervised Persons, not otherwise determined to be Access Persons, must report actual or potential conflicts of interest with respect to their personal trading activity and the investment activity entered into by the Adviser on behalf of its Advisory Clients in circumstances where such Supervised Person knew or should have known that a Reportable Security had been traded or considered for trade by the Fund or by the Adviser for Advisory Clients within 15 days of their personal trade.

Technical compliance with the policies and procedures of this Code will not automatically insulate from scrutiny any transaction or pattern of transactions that is not in keeping with the principles stated in this Code.

Pre-clearance and reporting of personal securities transactions and other rules under this Code do not relieve employees from responsibility for compliance with the federal securities laws such as the prohibitions against insider trading and tipping.

Application to Sub-Advisers to a Fund

A sub-adviser of any Fund (and the sub-adviser’s Access Persons and employees) shall be subject to this Code unless the Board of Trustees of the Fund (each a “Board”) has approved a separate code of ethics for that sub-adviser (a “Sub-Adviser Code”). In that case, such sub-adviser and all Access Persons of such Fund that are officers, directors or employees of such sub-adviser shall be subject to the terms of the relevant Sub-Adviser’s Code in lieu of the terms of this Code.

PCA Code of Ethics effective 1/1/2016	4

Definitions

Capitalized terms used herein shall have the meanings set forth below:

1933 Act means the Securities Act of 1933, as amended.

1934 Act means the Securities Exchange Act of 1934, as amended.

Access Person means

a)	Any Supervised Person of the Adviser who (i) has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund or (ii) is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

b)	Any director, officer or partner of the Adviser is presumed to be an Access Person except where determined by Adviser’s Chief Compliance Officer or the Code of Ethics Review Committee to not trigger the requirements of section a) above.

c)	Any Advisory Person is presumed to be an Access Person.

d)	Any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Funds for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities.

e)	Any other person who is deemed by the Adviser’s Chief Compliance Officer or Code of Ethics Review Committee to be an Access Person, including, as applicable, temporary employees or consultants.

Advisory Person means:

a)	Any director, trustee, officer, general partner or employee of the Funds or the Funds’ Adviser (or of any company in a control relationship to the Funds or the Funds’ Adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

b)	Any natural person in a control relationship to the Funds or the Funds’ Adviser who obtains information concerning recommendations made to the Funds with regard to the purchase or sale of Covered Securities by the Funds.

PCA Code of Ethics effective 1/1/2016	5

Adviser or PCA means PNC Capital Advisors, LLC.

Advisory Client means any account the Adviser has discretionary authority to manage. Such accounts may include 1940 Act registered investment companies, separately managed accounts and limited offerings.

Associated Account means securities and futures accounts of the Access Person, the Access Person’s (i) spouse, (ii) domestic partner (iii) minor children, (iv) other household members (v) any other accounts subject to an employee’s discretion or control (e.g. custodial and trust accounts); (vi) securities accounts held by a transfer agent or other financial institution (e.g. Computershare); and (vii) any other accounts in which the employee has beneficial interest and a substantial ability to influence transactions (e.g. joint accounts, co-trustee accounts, partnerships, investment clubs). Activity (including, without limitation, trading activity) in any Associated Account will generally be attributed to the Access Person.

Automatic Investment Plan means a program in which regular periodic purchases or withdrawals are made automatically in or from investment accounts in accordance with predetermined schedule and allocation. An Automatic Investment Plan may include a dividend reinvestment plan, participation in a 401(k) plan or employee stock purchase plan provided that purchases or withdrawals are made automatically.

Chief Compliance Officer means the Chief Compliance Officer of the Adviser, unless otherwise specified.

Code of Ethics Review Committee means the group of individuals assigned to interpret the Code and enforce its contents. The Committee is comprised of the Adviser’s Chief Compliance Officer, the Head of the Administrative Team, representative(s) from Investment Team(s) or their respective designees, and such other persons as may be appointed by the Committee Chairperson to serve on such committee.

Compliance Team means the group of individuals designated by the Chief Compliance Officer of the Adviser who are responsible for the administration of the Code.

Control means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. For purpose of this section, control has the same meaning as it does in section 2(a)(9) of the Investment Company Act of 1940, as amended.

Covered Security means a Security as defined herein, except that it does not include:

a)	Direct obligations of the Government of the United States (regardless of their maturities);

b)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

c)	Shares issued by money market funds (other than Reportable Funds);

d)	Shares issued by 1940 Act registered open-end investment companies (other than Reportable Funds) in a direct account with a mutual fund or 401(k) account or 529 Plan or annuity offeror when that account may only hold registered open-end investment company Securities; and

PCA Code of Ethics effective 1/1/2016	6

e)	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds.

Exchange Traded Fund or ETF means a registered investment company or unit investment trust whose shares trade on a securities exchange and may also be purchased and redeemed directly from the investment company in large blocks at net asset value per share on a daily basis. ETFs possess characteristics of open-end investment companies, which issue redeemable securities, and closed-end investment companies, which issue shares that are purchased and sold on securities exchanges throughout the trading day. For funds that issue exchange-traded and conventional (non-exchange traded) classes of shares, ETF refers solely to the exchange traded class of shares.

Exchange Traded Note or ETN means a debt security that trades on a securities exchange and whose performance is based on an underlying index. The market value of an ETN is determined in part by the creditworthiness of the issue; thus, default risk is an issue, and changes in the issuer’s credit rating will be reflected in the ETN’s market price.

Federal Securities Laws means (a) the 1933 Act, (b) the 1934 Act, (c) the Sarbanes-Oxley Act of 2002, (d) the 1940 Act, (e) the Advisers Act, (f) Title V of the Gramm-Leach Bliley Act, (g) any rules of the SEC promulgated under any of the statutes identified in (a) through (f) above, (h) the Bank Secrecy Act as it applies to registered mutual funds and investment advisers, and (i) any rules adopted under the Bank Secrecy Act by the SEC or the Department of Treasury.

Fund or Funds means any of the PNC Funds or PNC Advantage Funds

Fully Discretionary Account means a personal securities account over which the Access Person (or Household Members) has no investment discretion, aside from choosing an investment style(s) or allocation. As a general matter, an account may be considered fully discretionary if the Access Person does not have the right to request transactions, and receives no prior notice of transactions. In order to have an account treated as a Fully Discretionary Account for purposes of this Code, an Access Person must provide a copy of the investment management agreement to the Compliance Team. The Compliance Team has complete discretion to determine whether such account shall be treated as a Fully Discretionary Account.

Household Members refers to persons residing at the same address as the Access Person, where the Access Person has knowledge and influence over the investment decisions of such persons. If an Access Person resides at an address with another person(s) where the Access Person has no discretion, influence or control over the investment decisions of such person(s), the Access Person must complete a Residence Disclosure Form describing the relationship. Completion and acceptance of the form by the Compliance Team will exempt the employee from any further reporting requirements for the accounts held by such person(s).

PCA Code of Ethics effective 1/1/2016	7

Independent Director or Trustee means each trustee or director of the PNC Funds and PNC Advantage Funds who is not an “interested person” within the meaning of Section 2(a)(19) of the 1940 Act.

Initial Public Offering or IPO means an offering of Securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

Investment Personnel means

a) Access Persons who have direct responsibility and authority for making the investment decisions for an Advisory Client’s portfolio (such as portfolio managers), and individuals who provide information and advice to such portfolio managers (investment analysts); and

b) Access Persons who assist in executing investment decisions for an Advisory Client’s portfolio (such as traders) and others who assist in the implementation of the investment decisions for the investment teams.

Limited Offering means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the 1933 Act.

Nationally Recognized Statistical Ratings Organization or NRSRO means a credit rating agency that issues credit ratings used for certain regulatory purposes.

Purchase or Sale of a Security includes, among other things, the writing of an option, future or other derivative contract to purchase or sell a Security or Covered Security.

Reportable Fund means: (i) any fund for which the Adviser serves as an investment adviser as defined in section 2(a)(20) of the 1940 Act, as amended; or (ii) any fund whose investment adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser. For purposes of this section, “control” has the same meaning as it does in section 2(a)(18) of the 1940 Act, as amended.

Reportable Security has the same meaning as a Covered Security.

Security means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, reorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a ”security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

PCA Code of Ethics effective 1/1/2016	8

Supervised Person means any partner, officer, director (or other person occupying a similar status or performing similar functions) or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the Adviser’s supervision and control.

PCA Code of Ethics effective 1/1/2016	9

Requirements for Access Persons

I.	Reporting

A.	Approved Financial Institutions

All Access Persons are required to maintain their personal securities accounts with an approved financial institution listed in Appendix I, which may be amended from time to time. Exceptions to this policy require the prior approval of the CCO and will only be granted in limited circumstances.

Absent an exception granted by the CCO, Access Persons are required to transfer all accounts to Approved Financial Institutions no later than 60 days after becoming an Access Person.

If an exception to this policy is granted, Access Persons are responsible for ensuring that all accounts that are required to be reported under this Code and all transactions executed in these accounts are reported to the Compliance Team using the designated personal securities reporting system. In addition, Access Persons must arrange for duplicate statements and confirmations for each exception account to be sent to the Compliance Team.

B.	Initial Reporting

By the date specified by the Compliance Team (but in no event later than ten calendar days after becoming an Access Person), each Access Person is required to submit to the Compliance Team a holdings report (which information must be current as of a date no more than forty-five days prior to the date the person becomes an Access Person) that contains:

(1)	The full security name and description (i.e. type), and the exchange ticker symbol, SEDOL or CUSIP , number of shares or principal amount of each Covered Security in which the Access Person has any direct or indirect beneficial ownership;

(2)	The name of any broker, dealer, bank or other financial services company with which the Access Person maintains an Associated Account in which any Covered Security was held for the direct or indirect benefit of the Access Person; and

(3)	The date the Access Person submits the report.

In addition to the holdings report, each Access Person must complete the New Access Person questionnaire by the date specified by the Compliance Team (but in no event later than ten calendar days of becoming an Access Person). This questionnaire requires disclosure of outside business interests, felony charge convictions, fraud proceedings, and any regulatory disciplinary actions

PCA Code of Ethics effective 1/1/2016	10

C.	Quarterly Transactions Reports

By the date specified by the Compliance Team (typically twenty calendar days after the end of the calendar quarter or the next business day, if such day is a weekend or other non-business day), every Access Person shall report to the Compliance Team, the following information:

(1)	With respect to transactions in any Covered Security held in an Associated Account:

a.	The date of the transaction, the full security name and description (i.e. type), and the exchange ticker symbol. SEDOL or CUSIP number, the interest rate, maturity date, and the number of shares or principal amount of each Covered Security involved;

b.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

c.	The price of the Covered Security at which the transaction was effected;

d.	The name of the broker, dealer, bank or other financial services company with or through which the transaction was effected; and

e.	The date the Access Person submits the report.

(2)	With respect to any Associated Account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of such person:

a.	The name of the broker, dealer, or bank with whom the account was established;

b.	The date the account was established; and

c.	The date the Access Person submits the report.

D.	Annual Holdings Report

On an annual basis by the date specified by the Compliance Team (typically twenty calendar days after the end of the calendar quarter or the next business day, if such day is a weekend or other non-business day), every Access Person shall report to the Compliance Team the following information (which must be current as of a date no more than 45 days before the report is submitted):

(1)	The full security name and description (i.e. type), and the exchange ticker symbol, SEDOL or CUSIP , number of shares or principal amount of each Covered Security in an Associated Account;

PCA Code of Ethics effective 1/1/2016	11

(2)	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

(3)	The date the Access Person submits the report.

E.	Exceptions from Reporting Requirements

An Access Person need not make a report under this section with respect to transactions effected for any Covered Securities held in an Associated Account deemed to be a Fully Discretionary Account by the Compliance Team.

An Access Person need not make a quarterly transaction report under this section with respect to transactions effected pursuant to an Automatic Investment Plan or transactions that are non-volitional on the part of such person, i.e. tender offer, spin-off, split, or reverse split.

A Director or Trustee who is not an “interested person” of the Fund, as defined in the Investment Company Act of 1940, as amended, and who would be required to make a report solely by reason of being a Fund director or trustee, need not make:

(1)	an initial holdings report and an annual holdings report;

(2)	a quarterly transaction report so long as, at the time of a personal transaction in a Covered Security, such Director or Trustee neither knew nor, in the ordinary course of fulfilling his or her official duties as a director or trustee of the Fund, should have known that, during the 15-day period immediately before or after the date of the transaction by the Director or Trustee, such Covered Security was purchased or sold by the Fund or was being considered by the Fund or the Adviser for purchase or sale by the Fund.

Any person filing a required holdings or transaction report under this Code may include a statement that the report will not be construed as an admission that such person has any direct or indirect beneficial ownership of any securities covered by the report.

F.	Annual Certifications

On an annual basis by the date specified by the Compliance Team (typically twenty calendar days after the year end or the next business day, if such day is a weekend or other non-business day), every Access Person is required to complete the following:

(1)

An annual certification that (i) he or she has read and understands the Code and recognizes that he or she is subject to the Code, (ii) that he or she has complied with the requirements of the Code, including, but not limited to, the requirement to

PCA Code of Ethics effective 1/1/2016	12

disclose or report all personal securities transactions as required by the Code, and (iii) that all his or her personal securities accounts and Associated Accounts are listed on the designated personal securities reporting system, or are otherwise not required to be listed because the account cannot hold Covered Securities (i.e., a fund direct mutual fund account).

(2)	An annual questionnaire, which requires disclosure of outside business interests, felony charge convictions, fraud proceedings, and any regulatory disciplinary actions.

Each Director, Trustee and Officer of a Fund and certain Supervised Persons of the Adviser who are not Investment Personnel and do not have day-to-day involvement with the operations of the Fund or Adviser must certify annually that (i) he or she has read and understands the Code, and (ii) that he or she has complied with the requirements of the Code, including, but not limited to, the requirement to disclose or report all personal securities transactions as required by the Code.

II.	Preclearance of Personal Securities Transactions

A.	Preclearance Requirements

Unless subject to a preclearance exemption, Access Persons must preclear every Purchase and Sale of a Reportable Security in each Associated Account.

Once granted, preclearance approval will expire at the close of business on the next business day. Securities transactions that are not fully executed prior to the close of the next business day (e.g. partially filled orders) require preclearance approval for each subsequent business day that such order, or partial order, is open. Access Persons should work closely with the broker to ensure there are no open orders at the end of the preclearance approval period.

Directors, Trustees and Officers of a Fund and certain Supervised Persons of the Adviser who are not Investment Personnel and do not have day-to-day involvement with the operations of the Fund or Adviser must preclear every Purchase or Sale of a Reportable Security in each Associated Account if such person knew or should have known that the same Reportable Security had been traded or considered for trade by the Fund or by the Adviser for Advisory Clients within the past 15 days.

Preclearance approval and the receipt of express prior preclearance approval does not exempt an Access Person from the prohibitions outlined in this Code.

PCA Code of Ethics effective 1/1/2016	13

B.	Preclearance Exemptions

Preclearance requirements do not apply to:

a)	Shares of 1940 Act registered open-end investment companies, including, without limitation, Reportable Funds, as defined herein;

b)	Securities purchased or sold in a transaction that is non-volitional, e.g., gifts, stocks sold pursuant to a margin call, and stocks purchased or sold pursuant to the exercise of a put or call option;

c)	Securities acquired as a part of a dividend reinvestment plan or as part of an automatic investment plan previously disclosed to the Compliance Team;

d)	Securities acquired upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities;

e)	Stock of affiliated companies (PNC and Blackrock); and

f)	Purchases and sales of Securities in Fully Discretionary Accounts, as defined herein.

Notwithstanding anything in this Section to the contrary, Initial Public Offerings and Limited Offerings shall in no event be exempt from the preclearance requirements indicated in Section IV Prohibitions and Restrictions.

C.	Blackout Periods

Unless subject to a blackout exemption, no Access Person is permitted to execute a personal securities transaction in a Covered Security on the same day any Advisory Client’s account has an open “buy” or “sell” order and/or purchases or sells the same Covered Security.

Investment Personnel are prohibited from buying or selling a Covered Security for his/her Associated Account within seven calendar days before or after an Advisory Client’s account, over which he/she has discretionary authority, has an open “buy” or “sell” order and/or purchases or sells the same Covered Security.

D.	Blackout Period Exemptions

The following exemptions may be applied to preclearance requests made by Access Persons. Access Persons must generate a preclearance request in order to take advantage of these exemptions. These exemptions do not apply to Investment Personnel who have discretionary authority over an Advisory Client’s account that has an open “buy” or “sell” order and/or purchases or sells the same Covered Security.

(1)	Index Trades. Preclearance may be granted when the Adviser has an open “buy” or “sell” order and/or purchases or sells a Covered Security solely to mirror an index for an Advisory Client account, including a Fund, whose investment guidelines specify such strategy.

(2)	Large Cap – Equity Trades. Preclearance may be granted when the Adviser has an open “buy” or “sell” order and/or purchases or sells a Covered Security for client accounts, subject to the following conditions:

a.	The issuer of the Covered Security has a market capitalization of at least $10 billion; and

PCA Code of Ethics effective 1/1/2016	14

b.	The Access Person’s transaction is for 1,000 shares or less.

(3)	Credit Quality Exemption – Fixed Income Trades. Preclearance may be granted when the Adviser has an open “buy” or “sell” order and/or purchases or sells a Covered Security for client accounts subject to the following conditions:

a.	The issue is rated investment grade by one or more NRSRO; and

b.	The value of the Access Person’s transaction is $100,000 or less.

(4)	Exemption for Certain Exchange-Traded Products (ETFs and ETNs). Preclearance may be granted when the Adviser has an open “buy” or “sell” order and/or purchases or sells shares of certain exchange-traded products. Such products include ETFs and ETNs (e.g. SPDRs, iShares, DIAMONDS Trust, Powershares) that track the performance of market indices and are determined by the Code Review Committee to meet high liquidity standards.

III.	Prohibitions and Restrictions

A.	Prohibited Activities

The following activities are prohibited under this Code.

(1) Excessive Trading. Although this Code does not define excessive trading, PCA reserves the right to restrict trading in circumstances where trading is deemed to be excessive. In addition, PCA reserves the right to prohibit employees from trading in certain securities or markets. Supervised Persons should refer to the PNC Code of Business Conduct and Ethics for further restrictions on day trading.

(2) Diversion of Investment Opportunity. Access Persons may not acquire a security that would be suitable for a client account without first considering whether to recommend or purchase that security to or for the Advisory Client.

(3) Front Running. “Front running” is generally considered to be the practice of effecting a securities transaction with advance knowledge of another transaction in the same or related security for client account(s), typically a block transaction, in order to personally benefit from the effect of the block transaction upon the price of the security or related security. Front running is a prohibited practice. Access Persons’ personal securities transactions shall be reviewed periodically by the Compliance Team for evidence of front running.

PCA Code of Ethics effective 1/1/2016	15

(4) Initial Public Offerings – Investment Personnel Only. All Investment Personnel are prohibited from purchasing securities in IPOs.

(5) Market Timing Mutual Fund Transactions. Access Persons shall not participate in any activity that may be construed as market timing of mutual funds. Access Persons executing trades of open-end investment company shares are expected to comply with the provisions set forth in the fund prospectus regarding short-term trading activity.

(6) Insider Trading. Supervised Persons are prohibited from purchasing and selling Securities, in any account, whether personal or on behalf of others, including Advisory Clients, while in possession of material, nonpublic information regarding the Securities or issuers of Securities. Material, nonpublic information relates not only to issuers but also includes, without limitation, the Adviser’s recommendations and holdings and transactions for Advisory Clients.

Material inside non-public information with respect to mutual funds advised or sub-advised by the Adviser includes portfolio holdings, performance attribution analysis with reference to specific portfolio holdings, and trade information for any Advisory Client or model portfolio managed in the same investment style as a mutual fund.

In addition, Supervised Persons are prohibited from communicating material nonpublic information to others in violation of the law.

(7) Profiting from Short-Term Trading. Access Persons are prohibited from realizing a profit in the purchase and sale, or the sale and purchase, of the same (or equivalent) Covered Security within 60 calendar days. Profits realized on the sale of an individual Covered Security held less than 60 days must be disgorged.

In the event of multiple purchases of the same Covered Security, the last-in, first-out (LIFO) costing method is used to determine the 60-day holding period; however, if such purchases are executed as part of an Automated Investment Program, the first-in, first-out (FIFO) costing method is applied. Options on Covered Securities are matched to the prior purchase of the underlying security or to prior option transactions in the opposite direction to determine compliance with the 60-day holding period.

No Covered Security may be purchased within 60 days of the sale of the same Security unless the Security is purchased at a price greater than the price of any sale of the Security within the prior 60 days.

The prohibition on short-term trading profits does not apply to:

a)	Purchases or sales of securities exempt from the Preclearance Requirements;

b)	Cashless exercises of employee stock options, provided, however, that preclearance approval has been granted;

c)	Purchases or Sales of Covered Securities in Fully Discretionary Accounts

PCA Code of Ethics effective 1/1/2016	16

These prohibitions are in addition to, and do not supersede, the provisions of PNC’s policy on Personal Investment Transaction Rules for All Employees and PNC Code of Business Conduct and Ethics, available on the PNC Intraweb These policies prohibit, among other things:

•	Engaging in day trading or short selling of PNC or BlackRock Securities; and

•	Engaging in transactions in any derivatives of PNC securities, including buying and writing options.

B.	Restricted Activities

Access Persons are subject to the following restrictions on personal conduct and trading activities:

(1) Pre-Approval Required for Initial Public Offerings – Non-Investment Access Persons. Access Persons, other than Investment Personnel, must obtain approval from the CCO before directly or indirectly acquiring any securities in an Initial Public Offering (IPO) in any Associated Accounts. Investment Personnel are prohibited from acquiring any securities in an IPO.

(2) Pre-Approval Required for Limited Offerings. Access Persons must obtain approval from the CCO before directly or indirectly acquiring securities or interests in a Limited Offering. No Access Person is allowed to invest in a Limited Offering in which an Advisory Client has an investment or contemplates participation.

Upon approval by the CCO, Investment Personnel must disclose that investment to the President of the Adviser (or his designee(s)) before the Investment Person may participate in any subsequent consideration of any potential investment by an Advisory Client in the issuer of that Security.

Following a purchase by an Investment Person in an approved personal transaction, any decisions to purchase such securities in an Advisory Client’s account are subject to review by the Code of Ethics Review Committee.

C.	Exemptions for Independent Trustees of the Funds

Notwithstanding other exemptions provided under this Code, Independent Trustees of the Funds and their household members are exempt from the following Prohibitions and Restrictions:

•	Prohibition on Diversion of Investment Opportunities

•	Prohibition on Profiting from Short-Term Trading

•	Pre-Approval for IPOs

PCA Code of Ethics effective 1/1/2016	17

•	Pre-Approval Required for Limited Offerings

•	Pre-Approval Required for Services as a Director; however Independent Directors and Trustees should promptly disclose the existence of his or her acceptance of a position on any other board of directors/trustees of a company that has issued publicly traded securities or any company in the investment management, securities or financial services industries to the Fund’s Chief Compliance Officer.

Administration of the Code

Each Supervised Person must report any violations of this Code of which they are aware promptly to the CCO or a designee.

A.	Amendments to the Code

Each Supervised Person is provided with a copy of, or access to, the Code upon becoming a Supervised Person and annually thereafter. Each Supervised Person is provided with copies of, or access to, any amendments to the Code promptly after such amendments become effective. The Chief Compliance Officer, or a designate, is responsible for providing copies of or access to such amendments.

Each Supervised Person must provide the designated compliance personnel responsible for administering this Code with a written or electronic acknowledgement of his or her receipt of the Code and any amendments.

B.	Written Report to the Board of Trustees of the Funds

No less frequently than annually, the Adviser must furnish to the board of each of the Funds, a written report that:

(1)	Describes any issues arising under the Code or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the Code or procedures and sanction imposed in response to the material violations; and

(2)	Certifies that the Adviser or Fund, as applicable, has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code.

PCA Code of Ethics effective 1/1/2016	18

C.	Sanctions

Upon discovering a violation of the Code, the CCO, in consultation with the Code of Ethics Review Committee and the President of the Adviser, may impose such sanctions as he/she deems appropriate, including, without limitation:

(1)	Issue a letter of censure;

(2)	Assess a fine, either nominal or substantial;

(3)	Require the breaking (or unwinding) of trades;

(4)	Require the disgorging of profits;

(5)	Suspend personal trading activities;

(6)	Recommend a reassignment of duties or job functions; or

(7)	Recommend that the employment of the violator be terminated.

Sanctions listed above may be assessed individually or in combination. Prior violations of the Supervised Person and the degree of responsibility exercised by the Supervised Person will be taken into consideration in the assessment of sanctions. In instances where a member of the Access Person’s household committed the violation, any sanction will be imposed on the Access Person.

Recordkeeping Requirements

To the extent required by the SEC, the CCO shall maintain, or cause to be maintained, the following records:

(1)	A copy of this Code or any other Code of Ethics that has been in effect within the past six years;

(2)	A record of any violation of any such Code and of any action taken as a result of such violation within the six-year period following the date in which the violation took place;

(3)	A copy of each report made by the Adviser’s Access Persons pursuant to this Code within the past six years

(4)	A record of each written acknowledgement made by the Adviser’s Supervised Persons as required by Rule 204A-1(a)5;

(5)	A list of all persons who are currently an Access Person or who have been within the past six years; and

(6)	A record of the request for approval of and rationale supporting the subsequent approval of the acquisition IPO’s and private placements for at least six years from the date in which the approval is granted.

These records shall be maintained in an easily accessible place for the time period required by applicable SEC rules.

PCA Code of Ethics effective 1/1/2016	19

Supervised and Access Person Procedures

I.	Reporting Procedures

A.	Initial Reporting Process

(1)	A member of the Compliance Team will meet with each new Supervised Person to review this Code.

(2)	If the Supervised Person is deemed to be an Access Person, he or she shall be instructed by a member of the Compliance Team on the procedures for reporting and pre-clearing personal securities transactions through Protegent PTA (‘PTA”).

(3)	Each Access Person shall be instructed on the procedures to complete the following in PTA within ten calendar days:

a.	Initial Account Certification;

b.	Initial Holdings Certification;

c.	Annual Certification Letter

(4)	For each account with an Approved Financial Institution (see Appendix I), the PNC Control Room will notify the Access Person’s broker to send electronic confirmations and statements to PTA.

(5)	If the Access Person has an existing account at a Non-Approved Financial Institution, the Access Person must request approval from the CCO to maintain such account.

a.	If approval is granted, the Access Person shall notify his or her broker to send duplicate copies of confirmations and statements directly to the Compliance Team no less frequently than quarterly. The Access Person will be responsible for providing duplicate copies of confirmations and statements to the Compliance Team until the broker is able to do so.

b.	If approval is not granted, the Access Person must transfer all holdings to an Approved Financial Institution (see Appendix I) no later than sixty days after notification from the Compliance Team.

B.	Quarterly Reporting Process

(1)	On the first business day after each calendar quarter end, the PNC Control Room will send an e-mail to each Access Person that provides instructions on how to complete the quarterly reporting requirements using PTA.

PCA Code of Ethics effective 1/1/2016	20

(2)	Twenty calendar days after calendar quarter end or the next business day if such day is a weekend or other non-business day, each Access Person shall:

a.	Review for accuracy all transactions in Covered Securities recorded electronically in all Associated Accounts during the previous calendar in PTA;

b.	Manually add transactions, other than those which are part of an automatic investment plan, in Reportable Funds;

c.	Review for accuracy all open account information, including names of financial institutions and account numbers;

d.	Add any new accounts opened during the previous calendar quarter;

e.	Resolve any discrepancies with the Compliance Team;

f.	Complete the Quarterly Certification Letter and the Quarterly Certification: Transactions in PTA.

C.	Annual Reporting Process

(1)	On the first business day after calendar year end, the PNC Control Room will send an e-mail to each Supervised Person that provides instructions on how to complete the annual reporting requirements using PTA.

(2)	Each Supervised Person shall read the Code and certify and acknowledge his/her understanding of this Code and its requirements.

(3)	Each Access Person shall review all holdings and complete the following certifications in PTA:

Annual Certification: Annual Holdings

Annual Certification: Brokerage Accounts

Annual Certification Letter

Quarterly Certification: Transactions

If the Supervised Person does not have access to PTA, the Supervised Person shall complete the Annual Acknowledgement Form (see Appendix II) or a comparable form including all required transaction and/or broker information and return it to the Compliance Team no later than the date designated. This annual re-certification is required to be completed by the date specified by the Compliance Team (typically twenty calendar days after the year end or the next business day, if such day is a weekend or other non-business day).

II.	Preclearance Process

A.	Covered Securities

(1)	Access Persons must request preclearance approval for Purchases or Sales of Covered Securities in PTA prior to engaging in the transaction. If the Access Person does not have direct access to PTA, the Access Person must contact the PNC Control Room via telephone or email to request preclearance approval.

PCA Code of Ethics effective 1/1/2016	21

(2)	The PNC Control Room reviews and researches each preclearance request to determine conflicts, if any, with trading activity in Advisory Client accounts.

(3)	The PNC Control Room approves or denies the preclearance request.

(4)	The CCO or designee may grant certain exemptions from the Blackout Periods applicable to Access Person trades. In granting exemptions, the CCO or designee shall consider, among others, the position held by the Access Person; the market capitalization and trading volume of the issuer of the security; the number of shares or par value of the personal transaction; and the number of shares or par value of the PCA trade. While such exemptions are granted solely at the discretion of the CCO or designee, the following provides examples of exemptions that may be applied:

a.	Index Trades. Preclearance may be granted when the Adviser has an open “buy” or “sell” order and/or purchases or sells a Covered Security solely to mirror an index for an Advisory Client account, including a Fund, whose investment guidelines specify such strategy.

b.	Large Cap – Equity Trades. Preclearance may be granted when the Adviser has an open “buy” or “sell” order and/or purchases or sells a Covered Security for client accounts, subject to the following conditions:

i.	The issuer of the Covered Security has a market capitalization of at least $10 billion; and

ii.	The Access Person’s transaction is for 1,000 shares or less.

c.	Credit Quality Exemption – Fixed Income Trades. Preclearance may be granted when the Adviser has an open “buy” or “sell” order and/or purchases or sells a Covered Security for client accounts subject to the following conditions:

i.	The issue is rated investment grade by one or more NRSRO; and

ii.	The value of the Access Person’s transaction is $100,000 or less.

d.	Exemption for Certain Exchange-Traded Products (ETFs and ETNs). Preclearance may be granted when the Adviser has an open “buy” or “sell” order and/or purchases or sells shares of certain exchange-traded products. Such products include ETFs and ETNs (e.g. SPDRs, iShares, DIAMONDS Trust, Powershares) that track the performance of market indices and are determined by the Code Review Committee to meet high liquidity standards.

(5)	If preclearance approval is granted, the Access Person has until the end of the next business day to execute the transaction in that Covered Security.

PCA Code of Ethics effective 1/1/2016	22

(6)	If preclearance approval is denied, the Access Person is prohibited from executing the transaction until prior approval is granted.

B.	IPOs and Limited Offerings

(1)	Access Persons, excluding Investment Personnel, must request preclearance approval for IPOs and Limited Offerings by sending an email directly to the CCO or designee.

Investment Personnel are prohibited from entering into transactions in IPOs and Limited Offerings.

(2)	The CCO or designee approves or denies the preclearance request.

(3)	If preclearance approval is granted, the Access Person is permitted to participate in the IPO or Limited Offering during the offering period.

PCA Code of Ethics effective 1/1/2016	23

Compliance Department / Chief Compliance Officer Procedures

The CCO is responsible for ensuring that the Code is reasonably designed to detect and prevent violations of the federal securities laws, including the prevention of insider trading. The CCO is responsible for reporting any material inadequacy to the President of the Adviser or his designate, the Code of Ethics Review Committee and to the Chief Compliance Officer of any registered investment company for which PCA acts as investment adviser.

I.	Duties of CCO to Enforce the Code of Ethics

The CCO, or his/her designee, is responsible for the following:

(1)	Furnishing all Supervised Persons with a copy of the Code and periodically informing them of their duties and obligations thereunder;

(2)	Obtaining signed certifications from each Supervised Person stating that: (a) such Supervised Person has received a copy of the Code; (b) has read it; (c) understands it; and (d) is either in compliance with all of its provisions or has disclosed in writing to the Chief Compliance Officer any instance of actual or possible violation of the Code;

(3)	Conducting periodic educational programs to explain the terms of this Code and applicable securities laws, regulations and cases where applicable;

(4)	Answering questions regarding the Code, and keeping abreast of changes in applicable laws and regulations;

(5)	Interpreting the Code consistent with the objectives of applicable laws, regulations and industry practices;

(6)	Consistent with the Code and applicable SEC rules, promptly reviewing, and either approving or disapproving, each request of Access Persons for clearance to trade in specified Securities for or on behalf of PCA, one or more Advisory Clients, or for their personal account;

(7)	Performing testing and monitoring and investigations as necessary or appropriate to prevent or detect possible violations of the Code;

(8)	Conducting periodic reviews of personal securities transactions effected by Access Persons;

(9)	Overseeing the manner of disposition of any profits required to be disgorged in conformance with PCA guidelines;

(10)	Maintaining confidential information regarding personal securities transactions and holdings and only disclose such information to persons with a clear need to know,

PCA Code of Ethics effective 1/1/2016	24

including the Code of Ethics Review Committee, state and federal regulators, or when required or deemed necessary or appropriate by the Chief Compliance Officer in conformance with the provisions of the Code;

(11)	Developing policies and procedures designed to implement, maintain and enforce the Code;

(12)	Resolving issues of whether information received by an officer, director or employee of the PCA constitutes Inside Information; and

(13)	Reviewing this Code on a regular basis and recommending to the President, Code of Ethics Review Committee, PNC Funds’ Board and the PCA’s Board of Directors such amendments as may be necessary or appropriate.

(14)	Maintaining books and records as indicated below:

a.	A copy of this Code or any other Code of Ethics that has been in effect within the past six years;

b.	A record of any violation of any such Code and of any action taken as a result of such violation within the six-year period following the date in which the violation took place;

c.	A copy of each report made by the Adviser’s Access Persons pursuant to this Code within the past six years

d.	A record of each written acknowledgement made by the Adviser’s Supervised Persons as required by Rule 204A-1(a)5;

e.	A list of all persons who are currently an Access Person or who have been within the past six years; and

f.	A record of the request for approval of and rationale supporting the subsequent approval of the acquisition IPO’s and private placements for at least six years from the date in which the approval is granted.

II.	Detection of violation

To attempt to prevent and detect insider trading and violations of the Code of Ethics, the CCO, or his/her designee:

(1)	Reviews the trading activity of Access Persons with that of PCA and its Advisory Clients within designated trading blackout periods (“Blackout Period Testing”);

(2)	Randomly reviews the trading activity of PCA and its Advisory Clients according to predetermined criteria; and

(3)	Coordinates the review of such reports with other appropriate officers, directors or employees of the PCA.

PCA Code of Ethics effective 1/1/2016	25

III.	Reports of the Chief Compliance Officer

(1) Quarterly Reports. The CCO or his/her designee prepares a quarterly report containing a description of any material violations requiring significant remedial action during the past quarter and any other significant information concerning the application of the Code, and a summary of any determinations made by the Code of Ethics Review Committee to the PCA Board of Managers. The CCO submits the report, or a similar report to the Board of Trustees of each mutual fund advised or sub-advised by the PCA potentially affected.

(2) Annual Reports. The CCO or his/her designee prepares written reports, at least annually, summarizing the results that were previously reported on a quarterly basis which may include: any exceptions or exemptions concerning personal investing made during the past year; any violations requiring significant remedial action; identifying any recommended changes to the Code or the procedures thereunder; any violations that were material; any sanctions imposed to such material violations in the aggregate and report any significant conflicts of interest that arose involving the personal investment policies of the organization, even if the conflicts have not resulted in a violation of the Code. The CCO submits the annual Report to PCA’s Board of Managers, and the Board of Trustees/Directors of each mutual fund advised by PCA (or a report containing similar representations). The report to the Board of Trustees/Directors includes a certification that PCA has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

More frequent reports may be appropriate in certain circumstances, such as when there have been significant violations of a code or procedures, or significant conflicts of interest arising under the Code or procedures.

PCA Code of Ethics effective 1/1/2016	26

Appendix I

Approved Financial Institutions

Effective as of January 1, 2016

•	Bank of America / Merrill Lynch

•	Charles Schwab

•	Citigroup Private Bank

•	Davenport

•	E*TRADE

•	Edward Jones

•	Fidelity Investments

•	Interactive Brokers

•	JP Morgan

•	JP Morgan Private Bank

•	JP Morgan Heritage Bear Stearns

•	JP Morgan Chase Wealth Management/Chase Investment

•	Morgan Stanley/Smith Barney

•	Options Express

•	PNC Bank (PNC Wealth Management)

•	PNC Investments

•	Scottrade

•	Scott & Stringfellow

•	TD Ameritrade

•	T Rowe Price

•	UBS Securities

•	Vanguard

•	Wells Fargo

PCA Code of Ethics effective 1/1/2016	27

APPENDIX II

ANNUAL CERTIFICATION FORM

(For use by Fund and Adviser Board members and Supervised Persons who are not Access Persons)

COMBINED PERSONAL TRADING CODE OF ETHICS FOR PNC CAPITAL ADVISORS, LLC, AND PNC FUNDS

This is to certify that I have read and understand the Code of Ethics and that I recognize that I am subject to the provisions thereof and will comply with the policy and procedures stated therein.

This is to further certify that I have complied with the requirements of such Code of Ethics and that I have reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of such Code of Ethics.

Signature:
Print Name:
Date:

Please sign two copies of this Certification Form. Return one copy the PNC Funds’ Chief Compliance Officer or the PNC Capital Advisors, LLP Chief Compliance Officer and retain the other copy, together with a copy of the Code of Ethics, for your records.

PCA Code of Ethics effective 1/1/2016	28